Exhibit 99.1

Investor and Financial Contacts:

Adam S. Taich Vice President, Investor Relations

(760) 603-7208

Invitrogen Announces First Quarter 2005 Results

Record Sales and Pro Forma Earnings Achieved

CARLSBAD, CA, April 28, 2005 — Invitrogen Corporation (Nasdaq: IVGN) today announced results for its first quarter ended March 31, 2005. Revenues for the first quarter were $277.1 million, an increase of 10% over the $251.3 million reported for the first quarter of 2004. Net income for the first quarter was $47.1 million versus $10.5 million for the same quarter in 2004, an increase of 349%. Earnings per share for the first quarter of 2005 increased 332% to $0.82 per share, as compared to $0.19 per share reported in the first quarter of 2004.

Invitrogen has regularly reported pro forma results which exclude acquisition related amortization and other costs. First quarter pro forma net income was $50.9 million, or $0.88 per share, compared with pro forma net income in the first quarter of 2004 of $35.7 million, or $0.62 per share. Pro forma net income and pro forma earnings per share increased 43% and 42%, respectively.

Reconciliations between Invitrogen’s results and pro forma results for the periods reported are presented in the attached tables with information also presented on the Company’s Investor Relations web page at www.invitrogen.com.

Performance Highlights

•	Record revenues in both BioDiscovery and BioProduction

•	Generated $63.0 million in cash from operating activities for the quarter

•	Closed the acquisitions of Dynal Biotech ASA and Zymed Laboratories, Inc.

•	Increased guidance for the year

Conference Call and Webcast Today at 5:00 PM Eastern

The Company will discuss its first quarter 2005 results, as well as updated 2005 guidance on its conference call at 5:00 pm Eastern Time today. Additional details regarding the call and webcast are included later in this release.

First Quarter Review

Greg Lucier, Invitrogen’s Chairman and CEO, commented: “We are pleased with the Company’s performance during the first quarter. We exceeded our targets for both revenues and pro forma earnings per share, and have raised our annual guidance as a result. In addition, we are still on track to meet our organic growth rate projection of 6-8% for the full year. More than 200,000 catalogs, which include thousands of new, innovative products, have been shipped to our customers worldwide. We believe this will have a meaningful impact on growth for the balance of the year. We remain enthusiastic about our ability to execute in 2005 and are confident that Invitrogen will continue to deliver consistent value and returns to our customers and shareholders.”

First quarter 2005 revenue growth of 10% included approximately 2% from favorable changes in foreign currency exchange rates and 4% from acquisitions. Revenue growth of 6% in BioDiscovery includes a 2% contribution from favorable foreign currency exchange rates and a 1% contribution from acquisitions. BioProduction revenues increased approximately 16% in the first quarter principally related to the acquired BioReliance business and continuing demand for cell culture products. The effects of currency and the acquisition of BioReliance, contributed 2% and 9%, respectively to the growth of the BioProduction segment.

First quarter 2005 gross margin was 62%, compared to 56% in the first quarter of 2004. BioDiscovery gross margin increased to 72% in the first quarter of 2005 from 70% in the first quarter of 2004, as product mix has migrated toward higher value, proprietary product offerings. BioProduction gross margin increased to 48% from 46% in the comparable quarter of 2004, as a result of a migration toward higher value cell culture products and the improvement in margins at BioReliance.

Operating income was 16% of revenues in the first quarter of 2005 versus 10% in the first quarter of 2004. Operating income before acquisition related amortization and other costs was 26% of revenues in the first quarter of 2005, consistent with the first quarter of 2004.

Cash flows from operating activities were $63.0 million and capital expenditures were $11.9 million during the first quarter of 2005. Free cash flow, defined as cash from operating activities less capital expenditures, was $51.1 million for the first quarter.

Included in other income for both GAAP and Pro Forma results is a gain of $2.7 million related to the sale of an equity investment and a gain of $2.2 million associated with the revaluation of a short-term foreign currency denominated intercompany loan. In addition, included in the GAAP results is a gain of $21.0 million, related to the hedging activity associated with the acquisition of Dynal.

Subsequent to the end of the quarter, Invitrogen purchased approximately $125 million of its 2 1/4% Convertible Subordinated Notes Due 2006. This transaction reduces the Company’s fully-diluted shares outstanding by approximately 1 million shares for fiscal 2005. This transaction was financed with a short term bridge loan, which is secured by the Company’s short-term marketable securities. The bridge loan facility provides up to $250 million, approximately half of which was drawn to finance the repurchase.

2005 Outlook

Guidance is revised upward to reflect the fact that the Company exceeded it’s guidance during the first quarter and to incorporate the effect of the bond repurchase detailed earlier in the release. The Company projects that revenue for fiscal 2005 will be in a range of approximately $1,179 million to $1,195 million. Pro forma earnings per share are expected to range from $3.50 to $3.53. The Company will provide further detail on its business outlook on the conference call today.

Investor Day

Invitrogen will be hosting an investor day on June 16, 2005 in Carlsbad, CA at the Company’s headquarters. The meeting will begin at 8AM and will conclude at noon. Further details will be provided in a future press release.

Conference Call and Webcast Details

The Company will discuss its financial and business results as well as its business outlook on its conference call at 5 pm Eastern Time today. This conference call will contain forward-looking information. The conference call will include a discussion of “non-GAAP financial measures” as that term is defined in Regulation G. For actual results, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the company’s financial results determined in accordance with GAAP, as well as other material financial and statistical information to be discussed on the conference call will be posted at the Company’s Investor Relations website at www.invitrogen.com.

The conference call will be webcast live over the Company’s investor relations website at www.invitrogen.com and will be archived at the site for one month.

To listen to the live conference call, please dial (888) 396-2298 (domestic) or (617) 847-8708 (international) and use passcode 82774482. A replay of the call will be available for one week by dialing (888) 286-8010 (domestic) and (617) 801-6888 (international). The passcode for the replay is 80637794.

About Invitrogen

Invitrogen Corporation (Nasdaq: IVGN) provides products and services that support academic and government research institutions and pharmaceutical and biotech companies worldwide in their efforts to improve the human condition. The company provides essential life science technologies for disease research, drug discovery, and commercial bioproduction. Invitrogen’s own research and development efforts are focused on breakthrough innovation in all major areas of biological discovery including functional genomics, proteomics, bioinformatics and cell biology — placing Invitrogen’s products in nearly every major laboratory in the world. Founded in 1987, Invitrogen is headquartered in Carlsbad, California and conducts business in more than 70 countries around the world. The company globally employs approximately 4,500 scientists and other professionals and had revenues of more than $1 billion in 2004. For more information about Invitrogen, visit the company’s web site at www.invitrogen.com.

Statement Regarding Use of Non-GAAP Measures

We regularly have reported pro forma results for net income and earnings per share in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Our financial results under GAAP include substantial non-cash charges and tax benefits related to acquired businesses. Our pro forma calculations of net income and earnings per share, excluding acquisition related amortization and other similar costs, are limited because they do not reflect the entirety of our business costs. However, management believes that the pro forma presentation is a useful supplemental disclosure to investors as it provides an indication of the profitability and cash flows of the combined businesses apart from the initial, sunk cost of the acquisition. Management believes that this information is therefore useful to investors in analyzing and assessing our past and future operating performance.

In addition to the non-cash charges above, we exclude from our pro forma results the costs to integrate our acquired businesses or significant costs to restructure existing businesses as well as related tax benefits. Management views these costs as not indicative of the profitability or cash flows of its ongoing or future operations and excludes these costs as a supplemental disclosure to assist investors in evaluating and assessing our past and future operational performance.

We encourage investors to carefully consider our results under GAAP, as well as our pro forma disclosures and the reconciliation between these presentations to more fully understand our business. Reconciliations between GAAP results and pro forma results are presented on the following pages.

Safe Harbor Statement

Certain statements contained in this press release and in today’s conference call are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is Invitrogen’s intent that such statements be protected by the safe harbor created thereby. Such statements include, but are not limited to statements regarding Invitrogen’s: 1) financial projections, including revenue and pro forma earnings per share; 2) momentum in 2005; 3) ability to generate new products that will accelerate scientific research and our future growth; 4) integration of acquired businesses; and 5) ability to combine technologies of acquired businesses. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to a) the Company’s ability to identify promising technology and, new product development opportunities; b) the Company’s ability to identify and implement measures to effect cost savings and efficiency improvements; and c) the Company’s ability to identify acquisitions and organic growth opportunities that will position it to serve growing markets, as well as other risks and uncertainties detailed from time to time in Invitrogen’s Securities and Exchange Commission filings.

INVITROGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)(unaudited)	For the Three Months Ended March 31,
	2005	2004
Revenues	$277,081	$251,324
Cost of revenues	106,422	109,339

Gross profit	170,659	141,985

Operating expenses:
Sales and marketing	48,480	45,454
General and administrative	30,004	27,023
Research and development	21,241	15,748
Purchased intangibles amortization	25,901	28,228
Purchased in-process research and development	1,200	—

Total operating expenses	126,826	116,453

Operating income	43,833	25,532

Other income (expense):
Interest income	5,876	5,854
Interest expense	(7,258)	(9,481)
Loss on early retirement of debt	—	(6,775)
Other income (expense), net	25,673	32

Total other income and expense, net	24,291	(10,370)

Income before provision for income taxes	68,124	15,162
Income tax provision	(21,050)	(4,653)

Net income	$47,074	$10,509

Earnings per common share:
Basic	$0.91	$0.20

Diluted	$0.82	$0.19

Weighted average shares used in per share calculation:
Basic	51,455	51,697
Diluted	60,229	55,005

INVITROGEN CORPORATION

RECONCILATION OF GAAP TO PRO FORMA STATEMENTS OF INCOME(1)

(in thousands, except per share data)	For the Three Months Ended March 31, 2005				For the Three Months Ended March 31, 2004
(unaudited)	GAAP	Adjustments		Pro Forma	GAAP	Adjustments		Pro Forma
Revenues	$277,081	$—		$277,081	$251,324	$—		$251,324
Cost of revenues	106,422	(692	)(2)(3)	105,730	109,339	(10,382	)(2)(3)	98,957

Gross profit	170,659	692		171,351	141,985	10,382		152,367

Gross margin	62%			62%	56%			61%
Operating expenses:
Sales and marketing	48,480	(60	)(3)	48,420	45,454	(62	)(3)	45,392
General and administrative	30,004	(12	)(3)	29,992	27,023	(6	)(3)	27,017
Research and development	21,241	(216	)(3)	21,025	15,748	(211	)(3)	15,537
Purchased intangibles amortization	25,901	(25,901	)(4)	—	28,228	(28,228	)(4)	—
Purchased in-process research and development	1,200	(1,200	)(5)	—	—	—		—

Total operating expenses	126,826	(27,389)		99,437	116,453	(28,507)		87,946

Operating income	43,833	28,081		71,914	25,532	38,889		64,421
Operating margin	16%			26%	10%			26%
Total other income and expense, net	24,291	(20,123	)(6)	4,168	(10,370)	—		(10,370)

Income before provision for income taxes	68,124	7,958		76,082	15,162	38,889		54,051
Income tax provision	(21,050)	(4,133	)(7)	(25,183)	(4,653)	(13,725	)(7)	(18,378)

Net income	$47,074	$3,825		$50,899	$10,509	$25,164		$35,673
Add back interest expense subordinated debt, net of tax	2,382	—		2,382	189	2,134	(8)	2,323

Numerator for diluted earnings per share	$49,456	$3,825		$53,281	$10,698	$27,298		$37,996

Earnings per common share:
Basic	$0.91			$0.99	$0.20			$0.69

Diluted	$0.82			$0.88	$0.19 (9)			$0.62

Weighted average shares used in per share calculation:
Basic	51,455	—		51,455	51,697	—		51,697
Diluted	60,229	—		60,229	55,005 (9)	6,006	(8)	61,011

(1)	The Company has regularly reported pro forma results which exclude the amortization of purchased intangibles, amortization of inventory revaluation costs on products sold that were previously written-up under purchase accounting rules and in-process research and development to provide a supplemental comparison of results of operations.
(2)	Add back costs for purchase accounting inventory revaluations of $0.6 million and $10.3 million for the three months ended March 31, 2005 and 2004, respectively.
(3)	Add back deferred compensation amortization totaling $0.4 million and $0.4 million for the three months ended March 31, 2005 and 2004, respectively, related to stock option plans assumed in business combinations.
(4)	Add back amortization of purchased intangibles.
(5)	Add back in-process research and development.
(6)	Add back gain on foreign currency transaction, net of loss on sale of investments, used for business acquisitions.
(7)	The Company’s effective income tax rate used in the calculation of pro forma net income differs from the effective income tax rate applied for GAAP purposes. The effective income tax rate on GAAP pre-tax income is lower because the expenses included in GAAP pre-tax income, but excluded from pro forma pre-tax income, produce a tax benefit in a taxing jurisdiction having a higher tax rate than the Company’s overall average income tax rate.
(8)	Pro forma diluted earnings per share includes the potential dilution from the 2006 and 2024 Convertible Subordinate Debt, and, using the as-if-converted method, which assumes that the debt was converted at the beginning of the period presented with related interest expense, net of tax, added back to the numerator and shares from the assumed conversion of the debt added to the denominator.
(9)	The Company has restated 2004 diluted weighted average shares and earnings per share to reflect the impact of Emerging Issues Task Force (EITF) Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” on its 1 ½% Convertible Senior Notes due 2024 and 2% Convertible Senior Notes due 2023.

INVITROGEN CORPORATION

EBITDA INFORMATION

	For the Three Months Ended March 31,
(in thousands)(unaudited)	2005	2004
Operating income reported under GAAP	$43,833	$25,532
Add back in-process research and development and merger-related amortization	28,081	38,889
Add back depreciation	9,247	8,866
Add back amortization of non merger-related deferred compensation	1,174	522
Add back amortization of all other intangible assets	996	679

EBITDA	$83,331	$74,488

INVITROGEN CORPORATION

BUSINESS SEGMENT HIGHLIGHTS

FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004

(in thousands)(unaudited)	Bio- Discovery	Bio- Production	Unallocated(1)	Total
Segment Results for the Three Months Ended March 31, 2005
Revenues from external customers	$162,351	$114,730	$—	$277,081

Gross profit	116,155	55,198	(694)	170,659

Gross margin	72%	48%		62%
Selling, administrative and R&D	71,132	28,304	289	99,725
Merger-related amortization and in-process research and development	—	—	27,101	27,101

Operating income	45,023	26,894	(28,084)	43,833
Operating margin	28%	23%		16%

Segment Results for the Three Months Ended March 31, 2004
Revenues from external customers	$152,673	$98,651	$—	$251,324

Gross profit	107,283	45,084	(10,382)	141,985

Gross margin	70%	46%		56%
Selling, administrative and R&D	63,856	24,090	279	88,225
Merger-related amortization	—	—	28,228	28,228

Operating income	43,427	20,994	(38,889)	25,532
Operating margin	28%	21%		10%

(1)	Unallocated items for the three months ended March 31, 2005 and 2004 include costs for purchase accounting inventory revaluations of $0.6 million and $10.3 million, amortization of purchased intangibles of $25.9 million and $28.2 million, amortization of deferred compensation of $0.4 million and $0.4 million, and in-process research and development of $1.2 million and $0, respectively, which are not allocated by management for purposes of analyzing the operations, since they are principally non-cash or other costs resulting primarily from business restructuring or purchase accounting that are separate from ongoing operations.

INVITROGEN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	March 31, 2005	December 31, 2004
	(unaudited)
ASSETS
Current assets:
Cash and investments	$1,025,043	$983,381
Trade accounts receivable, net of allowance for doubtful accounts	182,295	165,754
Inventories	127,293	122,787
Deferred income taxes	27,971	31,866
Prepaid expenses and other current assets	33,696	28,440

Total current assets	1,396,298	1,332,228
Property and equipment, net	225,541	222,193
Goodwill	1,466,117	1,424,671
Intangible assets, net	437,384	440,182
Long-term investments	40,925	109,088
Other assets	87,368	85,973

Total assets	$3,653,633	$3,614,335

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$1,803	$12,390
Accounts payable, accrued expenses and other current liabilities	164,533	183,285
Income taxes	19,081	510

Total current liabilities	185,417	196,185
Long-term debt	1,319,561	1,319,315
Pension liabilities	15,086	15,307
Deferred income tax liability	156,055	153,716
Other long-term liabilities	12,947	16,561
Stockholders’ equity	1,964,567	1,913,251

Total liabilities and stockholders’ equity	$3,653,633	$3,614,335

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